 Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: ELISE HUBBARD
October 24, 2017	CHIEF FINANCIAL OFFICER
(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS AN INCREASE IN ASSETS TO $2.1 BILLION AND AN INCREASE IN NET INCOME OF $1.3 MILLION OR 14.52% FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2017

BOWIE, MD – Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (NASDAQ: OLBK), the parent company of Old Line Bank, reports net income available to common stockholders decreased $1.4 million, or 38.94%, to $2.2 million for the three months ended September 30, 2017, compared to $3.5 million for the three month period ended September 30, 2016. Earnings were $0.18 per basic and diluted common share for the three months ended September 30, 2017, compared to $0.33 per basic share and $0.32 per diluted common share for the three months ended September 30, 2016. Net income included $4.0 million in merger-related expenses (or $0.24 per basic and diluted common share) in connection with the Company’s acquisition of DCB Bancshares, Inc. (“DCBB”), the parent company of Damascus Bank (“DCB”), in July 2017. Excluding the merger-related expenses, which is a non-GAAP financial measure, adjusted operating earnings were $0.42 per basic and diluted share for the three months ending September 30, 2017.

Net income available to common stockholders was $10.1 million for the nine months ended September 30, 2017, compared to $8.8 million for the same period last year, an increase of $1.3 million, or 14.52%. Earnings were $0.90 per basic and $0.88 per diluted common share for the nine months ended September 30, 2017 compared to $0.82 per basic and $0.80 per diluted common share for the same period last year. The increase in net income is primarily the result of an increase of $6.0 million, or 15.31%, in net interest income, partially offset by a $1.0 million decrease in non-interest income and $3.1 million increase in non-interest expenses. Included in net income for the 2017 period was $4.0 million ($2.9 million net of taxes, or $0.25 per basic and diluted common share) for merger-related expenses associated with the acquisition of DCBB as discussed above. Included in income for the nine months ending September 30, 2016 was $661 thousand ($530 thousand net of taxes, or $0.04 per basic and $.05 per diluted common share) for merger-related expenses associated with the acquisition of Regal Bank consummated in December 2015. Excluding the merger-related expenses, which is a non-GAAP measure, adjusted earnings for the nine month period ending September 30, 2017 were $1.15 per basic and $1.13 per diluted share compared to $0.86 per basic and $0.85 per diluted share for the nine months ending September 30, 2016.

Net interest income increased during each of the three and nine months ended September 30, 2017 compared to the same periods last year, primarily as a result of increases in interest income and fees on loans as a result of an increase in net loans held for investment, partially offset by increases in interest expense. Non-interest expense increased for each of the three and nine month periods primarily due to the merger-related expenses discussed above. Non-interest income decreased for the nine month period compared to 2016 primarily as a result of a decrease in gain on sales and calls of investment securities.

As of September 30, 2017, including as a result of the DCBB merger, the Company has aggregate assets of approximately $2.1 billion, net loans of approximately $1.7 billion and deposits of approximately $1.7 billion.

Net loans held for investment at September 30, 2017 increased $305.3 million, or 22.43%, compared to December 31, 2016 and $374.1 million, or 28.94%, compared to September 30, 2016. Net loans held for investment include approximately $210 million at September 30, 2017 that was acquired in the DCBB acquisition. Organic loan growth during the nine months ended September 30, 2017 was approximately $95.4 million.

Total assets increased $266.9 million to $2.1 billion at September 30, 2017 compared to June 30, 2017 and $352.2 million compared to December 31, 2016. Included in total assets at September 30, 2017 is approximately $232.8 million of assets acquired in the DCBB acquisition.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “Although merger and acquisition expenses negatively impacted our third quarter and year to date earnings, we are still pleased with the results. Our year to date earnings increased 14.52% over the same nine month period last year. We are extremely proud of our ability to improve our percentage of non-performing assets to total assets, which is a new historical 10-year low of 0.19% at September 30, 2017. We are also pleased to report the DCBB merger was successful and with the dedication and teamwork of personnel of Old Line Bank and the former DCB employees, the two core processing systems were merged on September 15, 2017. This combination brings our total branches to 28, ranking as the second-most locations of all independent Maryland-based commercial banks. As expected, excluding the merger and integration expenses, the acquisition was immediately accretive to earnings and tangible book value per share.

We are excited about the proposed merger, announced on September 27, 2017, with Bay Bancorp, Inc., the parent company of Bay Bank, FSB expected to close during the second quarter of 2018, and the talent that will add to our team as well as expanding our existing footprint in the Baltimore Metropolitan Area with locations in Baltimore City as well as Anne Arundel, Baltimore, Howard and Harford Counties. We believe that the Company is well positioned to continue its profitable growth to maximize stockholder value,” stated Mr. Cornelsen.

HIGHLIGHTS:

●
The merger with DCBB became effective on July 28, 2017 resulting in total assets of $2.1 billion at September 30, 2017.

●
Net loans held for investment increased $219.9 million, or 15.20%, and $305.3 million, or 22.43%, respectively, during the three and nine month periods ended September 30, 2017, bringing the balance to $1.7 billion at September 30, 2017 compared to $1.4 billion at June 30, 2017 and December 31, 2016. The increase is a result of the acquisition of DCBB and, to a lesser extent, organic growth. Excluding the DCBB acquisition, net loans held for investment during the three and nine month period grew $10.0 million and $95.4 million, respectively, due to organic growth. The acquisition of the DCB loan portfolio accounted for approximately $210.0 million of our loan portfolio at September 30, 2017.

●
Average gross loans increased $329.3 million, or 25.90%, and $255.4 million, or 20.95%, respectively, during the three and nine month periods ending September 30, 2017, to $1.6 billion and $1.5 billion during the three and nine months ended September 30, 2017, from $1.3 billion and $1.2 billion, respectively, during the three and nine months ended September 30, 2016. The increases during the 2017 period compared to the same periods last year are primarily the result of the acquisition of DCBB and, to a lesser extent with respect to the nine month period, organic growth.

●
Nonperforming assets decreased to a 10 year low of 0.19% of total assets at September 30, 2017 from 0.59% at December 31, 2016.

●
Total assets increased $352.2 million, or 20.61%, since December 31, 2016, with the DCBB acquisition accounting for $232.8 million of such increase.

●
Net income available to common stockholders decreased 38.94% to $2.2 million, or $0.18 per basic and diluted share, for the three month period ending September 30, 2017, from $3.5 million, or $0.33 per basic and $0.32 per diluted share, for the third quarter of 2016. Net income available to common stockholders increased $1.3 million or 14.52% to $10.1 million, or $0.90 per basic and $0.88 per diluted share, for the nine month period ending September 30, 2017, from $8.8 million, or $0.82 per basic and $0.80 per diluted share, for the nine months ending September 30, 2016.

●
Excluding the merger-related expenses, adjusted operating earnings, which is a non-GAAP financial measure, increased $2.9 million, or 57.30% to $5.1 million, or $0.42 per basic and diluted share for the three months ending September 30, 2017. Excluding the merger-related expenses, adjusted operating earnings, which is a non-GAAP measure, for the nine month period ending September 30, 2017 increased $3.7 million, or 39.08% to $13.0 million, or $1.15 per basic and $1.13 per diluted share compared to $0.86 per basic and $0.85 per diluted share for the nine months ending September 30, 2016.

●
The net interest margin during the three months ended September 30, 2017 was 3.71% compared to 3.73% for the same period in 2016. Total yield on interest earning assets increased to 4.37% for the three months ending September 30, 2017, compared to 4.27% for the same period last year. Interest expense as a percentage of total interest-bearing liabilities was 0.89% for the three months ended September 30, 2017 compared to 0.71% for the same period of 2016.

●
The net interest margin during the nine months ended September 30, 2017 was 3.68% compared to 3.81% for the same period in 2016. Total yield on interest earning assets increased to 4.34% for the nine months ending September 30, 2017, compared to 4.30% for the same period last year. Interest expense as a percentage of total interest-bearing liabilities was 0.87% for the nine months ended September 30, 2017 compared to 0.64% for the same period of 2016.

●
The third quarter Return on Average Assets (“ROAA”) and Return on Average Equity (“ROAE”) were 0.43% and 4.26%, respectively, compared to ROAA and ROAE of 0.88% and 9.37%, respectively, for the third quarter of 2016. Exclusion of the merger-related expenses (non-Gaap), ROAA and ROAE would be 1.01% and 9.98% for the third quarter of 2017.

●
ROAA and ROAE were 0.73% and 7.52%, respectively, for the nine months ended September 30, 2017, compared to ROAA and ROAE of 0.75% and 8.02%, respectively, for the nine months ending September 30, 2016. Exclusion of the merger-related expense (non-Gaap), ROAA and ROAE would have been 0.94% and 9.68% at September 30, 2017 compared to 0.80% and 8.50% at September 30, 2016.

●
Total deposits grew by $328.8 million, or 24.80%, since December 31, 2016. The DCBB acquisition provided approximately $278.0 million in deposits while new organic deposits were approximately $50.8 million for the nine months ending September 30, 2017.

●
We ended the third quarter of 2017 with a book value of $16.31 per common share and a tangible book value of $13.77 per common share compared to $13.81 and $12.59, respectively, at December 31, 2016.

●
We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

●
On September 27, 2017, Old Line Bancshares entered into an Agreement and Plan of Merger with Bay Bancorp, Inc. (“BYBK”), the parent company of Bay Bank, FSB. Pursuant to the terms of the Agreement and Plan of Merger, upon the consummation of the merger of Bay Bancorp with and into Old Line Bancshares, all outstanding shares of Bay Bancorp common stock will be exchanged for shares of common stock of Old Line Bancshares. Consummation of the merger is contingent upon the approval of Old Line Bancshares and Bay Bancorp’s stockholders as well as receipt of all necessary regulatory and third party approvals and consents. We expect the merger to close during the second quarter of 2018. At June 30, 2017, Bay Bancorp had consolidated assets of approximately $646 million. Bay Bank has 11 banking locations located in its primary market areas of Baltimore City and Anne Arundel, Baltimore, Howard and Harford Counties.

Total assets at September 30, 2017 increased $352.2 million from December 31, 2016, primarily due to increases of $305.3 million in loans held for investment, $15.3 million in goodwill, $14.2 million in investment securities available for sale and $11.0 million in cash and cash equivalents, partially offset by a decrease of $5.7 million in loans held for sale. This increase includes our acquisition of DCBB’s assets of approximately $232.8 million at September 30, 2017.

Deposits increased $328.8 million during the nine months ended September 30, 2017, of which $105.3 million is attributable to an increase in our non-interest bearing deposits and the remaining $223.4 million is attributable to an increase in our interest bearing deposits. The increase is primarily the result of our acquisition of approximately $277.9 million of deposits in the DCBB merger and, to a lesser extent as a result of our continued efforts to enhance our deposit customer base in our surrounding areas.

Average interest earning assets increased $351.1 million for the three month period ending September 30, 2017 compared to the same period of 2016. The average yield on such assets was 4.37% for the three months ending September 30, 2017 compared to 4.27% for the comparable 2016 period. The increase in the average yield is primarily the result of higher yields on our investment securities available for sale and, to a lesser extent, on loans held for investment. Average interest-bearing liabilities increased $235.5 million for the three month period ending September 30, 2017 compared to the same period of 2016. The average rate paid on such liabilities increased to 0.89% for the three month period ending September 30, 2017 compared to 0.71% for the same period in 2016, primarily due to higher rates paid on our borrowings, which includes the interest paid on the subordinated notes we issued in August 2016.

Average interest earning assets increased $274.7 million for the nine month period ending September 30, 2017 compared to the same period of 2016. The average yield on such assets was 4.34% for the nine months ending September 30, 2017 compared to 4.30% for the comparable 2016 period. The increase in the yield on interest earning assets is primarily the result of a higher yield on our investment portfolio. Average interest-bearing liabilities increased $196.3 million for the nine month period ending September 30, 2017 compared to the same period of 2016. The average rate paid on such liabilities increased to 0.87% for the nine month period ending September 30, 2017 compared to 0.64% for the same period in 2016, primarily due to higher rates paid on our borrowings, which includes the interest paid on the subordinated notes we issued in August 2016.

The net interest margin for the three months ended September 30, 2017 decreased to 3.71% from 3.73% for the three months ending September 30, 2016. The net interest margin for the nine months ended September 30, 2017 decreased to 3.68% from 3.81% for the nine months ending September 30, 2016. The net interest margin during the 2017 periods was affected by the increase in interest expense, primarily due to the interest paid on our borrowed funds, which includes the subordinated notes; interest expense with respect to the subordinated notes was significantly lower during the nine months ending September 30, 2016, due to their issuance in August of last year. The net interest margin during 2017 was also affected by the amount of accretion on acquired loans. Accretion increased due to a higher amount of early payoffs on acquired loans with credit marks during the three and nine months ending September 30, 2017 compared to the same periods of 2016. The fair value accretion/amortization is recorded on pay-downs recognized during the periods, which contributed to seven and eight basis points, respectively, for the three and nine months ended September 30, 2017 compared to three and six basis points, respectively, for the same periods of 2016.

Net interest income increased $3.1 million, or 23.49%, and $6.0 million, or 15.31%, for the three and nine month periods ending September 30, 2017 compared to the same periods of 2016, primarily due to increases in the interest recognized on loans as a result of the DCBB acquisition and, to a lesser extent, organic loan growth, partially offset by increases in interest expense. Interest expense increased during both periods due to increases in both the amount of and interest rate paid on our borrowings, including the subordinated notes discussed above, and to a lesser extent on our deposits.

The provision for loan losses decreased $170 thousand for the three month period ending September 30, 2017 compared to the same period last year due to an improvement in our non-performing assets. For the nine months ending September 30, 2017, the provision decreased $529 thousand, primarily due to one large commercial borrower, consisting of 23 commercial loans totaling $3.0 million of which $1.0 million was charged-off against the allowance for loan losses and $2.0 million was reclassified as trouble debt restructurings during the first quarter of 2017. Amounts charged off in relation to these loans during the nine month period were in line with specific reserves at December 31, 2016. These trouble debt restructurings are classified as impaired and all our impaired loans have been adequately reserved for at September 30, 2017.

Non-interest income increased $14 thousand, or 0.63%, for the three month period ending September 30, 2017 compared to the same period of 2016, primarily as a result of an increase of $472 thousand in other fees and commissions, almost entirely offset by decreases of $326 thousand in gain on sales and calls of investment securities, $300 thousand in income on marketable loans and $97 thousand in service charges on deposit accounts compared to the same period of 2016. The increase in other fees and commissions is primarily the result of recoveries of previously charged-off acquired loans. The decrease in gains on sales and calls of investment securities is the result of our re-positioning our investment portfolio during the 2016 period, pursuant to which we sold approximately $29.9 million of our lowest yielding, longer duration investments; during the three months ended September 30, 2017, we had $45.8 million in sales and calls of securities, $41.8 million of which was acquired in the DCBB merger and sold immediately after the closing of the merger, resulting in no gain or loss on such sales. The decrease in income on marketable loans is a result of a decrease in the number of residential mortgage loans sold in the secondary market compared to the same period of 2016.

Non-interest income decreased $684 thousand, or 10.22%, for the nine month period ending September 30, 2017 compared to the same period of 2016. The decrease is primarily a result of decreases of $1.2 million in gain on sales of investment securities. partially offset by increases of $147 thousand in gain on disposal of assets, $99 thousand on service charges on deposit accounts, $94 thousand in income on marketable loans and $95 thousand in gain on sales of loans compared to the same period of 2016. The decrease of $1.2 million in gain on sales or calls or investment securities is the result of our re-positioning our investment portfolio during the 2017 period, pursuant to which we sold approximately $60.6 million of our lowest yielding, longer duration investments; during the nine months ended September 30, 2017 we had $100.0 million in sales and calls of investment securities, $41.8 million of which was from, and sold immediately after, the DCBB merger as discussed above, resulting in no gain or loss. The increase in gain on disposal of assets is due to the sale of our previously-owned location, the Accokeek branch, that we closed in the third quarter of 2016. The increase in service charges on deposit accounts is the result of increased income on bank debit cards. This increase is primarily due to the increase in our customer deposit base due to the recent DCBB merger. The increase in income on marketable loans is a result of an increase in the number of residential mortgage loans sold in the secondary market compared to the same nine month period of 2016. The increase in gain on sale of loans (other than residential mortgage loans held for sale) is due to the sale of one SBA loan during the 2017 period, whereas we did not sell any portfolio loans during the 2016 period.

Non-interest expense increased $4.8 million, or 49.43%, for the three month period ending September 30, 2017 compared to the same period of 2016, primarily as a result of the increase in merger and integration expenses but higher salaries and benefits expenses also contributed to the increase. We incurred $4.0 million in merger and integration expenses during the 2017 period due to the recent DCBB acquisition compared to no merger and integration expenses during the same period last year. Salaries and benefits increased $553 thousand primarily as a result of the additional staff acquired in the DCBB merger.

Non-interest expense increased $3.1 million, or 10.10%, for the nine month period ending September 30, 2017 compared to the same period of 2016, almost entirely as a result of increases in merger and integration expenses, partially offset by a lack of severance payments in the 2017 period compared to $443 thousand of such payments for the corresponding period last year and a decrease in occupancy and equipment. Merger and integration expenses increased $3.3 million to $4.0 million for the period ending September 30, 2017 due to the DCBB acquisition, compared to $661 thousand of merger and integration expenses during the first nine months of 2016 in connection with the Regal Bancorp acquisition that was consummated in December 2015. The decrease in occupancy expense is associated with the branch closures implemented during the second and third quarters of 2016.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 28 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Frederick, Montgomery, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statements in this press release that are not historical facts, in particular, statements regarding the timing of the pending merger with Bay Bancorp and the statement that the Company is well positioned to continue profitable growth to maximize stockholder value constitute “forward-looking statements” as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: expected revenue synergies and cost savings from the merger may not be fully realized; revenues following the merger may be lower than expected; customer and employee relationships of Bay Bank may be disrupted by the merger; deterioration in economic conditions in our target markets or nationally or a return to recessionary conditions; the actions of our competitors and our ability to successfully compete, in particular in new market areas; changes in regulatory requirements and/or restrictive banking legislation that may adversely affect our ability to collect on outstanding loans or otherwise negatively impact our business; and other risks discussed in our annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Old Line Bancshares undertakes no obligation to update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheet

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016 (1)	September 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$33,063,210	$25,025,269	$27,168,603	$22,062,912	$28,696,913
Interest bearing accounts	1,017,257	1,136,343	1,144,100	1,151,917	1,159,687
Federal funds sold	383,737	302,970	237,294	248,342	301,262
Total cash and cash equivalents	34,464,204	26,464,582	28,549,997	23,463,171	30,157,862
Investment securities available for sale	213,664,342	198,372,453	199,741,104	199,505,204	201,830,885
Loans held for sale	2,729,060	6,615,208	3,504,268	8,418,435	7,578,285
Loans held for invesment, less allowance for loan losses of $5,816,187
and $6,195,469 for September 30, 2017 and December 31, 2016	1,666,505,168	1,446,573,249	1,417,086,149	1,361,175,206	1,292,431,559
Equity securities at cost	7,277,746	9,972,744	9,335,247	8,303,347	6,603,346
Premises and equipment	42,074,857	36,999,988	36,898,159	35,700,659	36,153,064
Accrued interest receivable	4,946,823	4,144,803	4,044,270	4,278,229	3,686,161
Deferred income taxes	7,774,629	7,323,124	8,897,842	9,578,350	13,600,152
Current income taxes receivable	-	-	-	-	-
Bank owned life insurance	41,360,871	38,025,982	37,791,491	37,557,566	37,321,217
Other real estate owned	2,003,998	2,895,893	2,895,893	2,746,000	1,934,720
Goodwill	25,083,675	9,786,357	9,786,357	9,786,357	9,786,357
Core deposit intangible	6,615,238	3,141,162	3,322,519	3,520,421	3,721,858
Other assets	6,738,435	4,001,391	3,933,804	4,986,685	5,299,676
Total assets	$2,061,239,046	$1,794,316,936	$1,765,787,100	$1,709,019,630	$1,650,105,142

Deposits
Non-interest bearing	$436,645,881	$366,468,569	$352,742,300	$331,331,263	$328,967,215
Interest bearing	1,217,988,749	1,012,960,448	1,016,136,456	994,549,269	972,325,625
Total deposits	1,654,634,630	1,379,429,017	1,368,878,756	1,325,880,532	1,301,292,840
Short term borrowings	152,179,112	203,781,308	191,395,616	183,433,892	141,775,684
Long term borrowings	38,040,618	37,974,308	37,908,290	37,842,567	37,776,841
Accrued interest payable	867,884	1,340,591	782,212	1,269,356	712,080
Supplemental executive retirement plan	5,823,391	5,753,527	5,683,663	5,613,799	5,547,176
Income taxes payable	864,260	1,357,159	2,061,127	18,706	6,677,102
Other liabilities	5,489,031	3,633,602	3,960,898	4,293,993	4,466,051
Total liabilities	1,857,898,926	1,633,269,512	1,610,670,562	1,558,352,845	1,498,247,774

Stockholders' equity
Common stock	124,675	109,561	109,438	109,109	108,591
Additional paid-in capital	148,351,881	107,333,216	106,956,124	106,692,958	106,000,537
Retained earnings	56,198,108	55,032,717	51,940,050	48,842,026	45,166,362
Accumulated other comprehensive income (loss)	(1,334,544)	(1,428,070)	(3,889,074)	(4,977,308)	581,878
Total Old Line Bancshares, Inc.stockholders' equity	203,340,120	161,047,424	155,116,538	150,666,785	151,857,368
Non-controlling interest	-	-	-	-	-
Total stockholders' equity	203,340,120	161,047,424	155,116,538	150,666,785	151,857,368
Total liabilities andstockholders' equity	$2,061,239,046	$1,794,316,936	$1,765,787,100	$1,709,019,630	$1,650,105,142
Shares of basic common stock outstanding	12,467,518	10,956,130	10,943,830	10,910,915	10,859,074

(1) Financial information at December 31, 2016 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Statements of Income

	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2017	2017	2017	2016 (1)	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$18,022,324	$15,765,250	$15,365,654	$15,219,684	$14,191,639	$49,153,228	$40,811,462
Investment securities and other	1,469,478	1,288,521	1,269,680	1,134,253	1,146,898	4,027,679	3,299,140
Total interest income	19,491,802	17,053,771	16,635,334	16,353,937	15,338,537	53,180,907	44,110,602
Interest expense
Deposits	1,926,590	1,706,993	1,541,058	1,507,180	1,421,842	5,174,641	4,001,653
Borrowed funds	1,092,736	1,094,133	932,887	834,298	577,709	3,119,756	1,181,980
Total interest expense	3,019,326	2,801,126	2,473,945	2,341,478	1,999,551	8,294,397	5,183,633
Net interest income	16,472,476	14,252,645	14,161,389	14,012,459	13,338,986	44,886,510	38,926,969
Provision for loan losses	135,701	278,916	440,491	200,000	305,931	855,108	1,384,542
Net interest income afterprovision for loan losses	16,336,775	13,973,729	13,720,898	13,812,459	13,033,055	44,031,402	37,542,427
Non-interest income
Service charges ondeposit accounts	542,909	434,272	412,159	437,900	445,901	1,389,340	1,290,736
Gain on sales or callsof investment securities	-	19,581	15,677	1,682	326,021	35,258	1,226,233
Gain on sale of stock	-	-	-	-	-	-	-
Earnings on bank ownedlife insurance	297,656	282,100	281,356	282,875	284,982	861,112	849,525
Gains (losses) on disposal of assets	7,469	-	112,594	(3)	(49,957)	120,063	(27,173)
Gain on sale of loans	-	94,714	-	-	-	94,714	-
Income on marketable loans	482,641	726,647	630,930	570,970	782,510	1,840,218	1,746,678
Other fees and commissions	820,696	438,305	402,018	277,428	348,391	1,661,019	1,599,185
Total non-interest income	2,151,371	1,995,619	1,854,734	1,570,852	2,137,848	6,001,724	6,685,184
Non-interest expense
Salaries & employee benefits	5,365,890	5,050,635	4,867,531	4,319,736	4,812,949	15,284,056	15,268,644
Severance expense	-	-	-	-	49,762	-	443,257
Occupancy & Equipment	1,828,593	1,655,270	1,653,413	1,509,077	1,907,090	5,137,276	5,279,134
Pension plan termination	-	-	-	-	-	-	-
Data processing	443,453	361,546	356,648	384,000	384,382	1,161,647	1,165,862
Merger and integration	3,985,514	-	-	-	-	3,985,514	661,018
Core deposit amortization	272,354	181,357	197,901	201,437	202,129	651,612	629,368
(Gains) losses on sales ofother real estate owned	4,100	-	(17,689)	2,278	(27,914)	(13,589)	(80,220)
OREO expense	200,959	27,634	27,577	23,116	77,224	256,170	295,381
Other operating	2,539,590	2,653,009	2,446,749	2,228,915	2,391,728	7,639,348	7,312,161
Total non-interest expense	14,640,453	9,929,451	9,532,130	8,668,559	9,797,350	34,102,034	30,974,605

Income before income taxes	3,847,693	6,039,897	6,043,502	6,714,752	5,373,553	15,931,092	13,253,006
Income tax expense	1,684,505	2,070,488	2,069,720	2,384,312	1,830,921	5,824,713	4,428,287
Net income	2,163,188	3,969,409	3,973,782	4,330,440	3,542,632	10,106,379	8,824,719
Less: Net incomeattributable to thenoncontrolling interest	-	-	-	-	-	-	62
Net income available to common stockholders	$2,163,188	$3,969,409	$3,973,782	$4,330,440	$3,542,632	$10,106,379	$8,824,657
Earnings per basic share	$0.18	$0.36	$0.36	$0.40	$0.33	$0.90	$0.82
Earnings per diluted share	$0.18	$0.36	$0.36	$0.39	$0.32	$0.88	$0.80
Adjusted per basic share	$0.42	$-	$-	$-	$-	$1.15	$0.86
Adjusted per diluted share	$0.42	$-	$-	$-	$-	$1.13	$0.85
Dividend per common share	$0.08	$0.08	$0.08	$0.06	$0.06	$0.24	$0.18
Average number of basic shares	11,969,536	10,951,464	10,926,181	10,878,153	10,848,418	11,286,215	10,824,436
Average number of dilutive shares	12,172,868	11,165,814	11,139,802	11,054,979	11,033,655	11,496,659	10,998,150
Return on Average Assets	0.43%	0.89%	0.93%	1.03%	0.88%	0.73%	0.75%
Return on Average Equity	4.26%	9.37%	9.63%	10.93%	9.37%	7.52%	8.02%
Operating Efficiency (2)	78.52%	61.11%	59.52%	55.63%	63.30%	66.81%	67.91%

(1) Financial information at December 31, 2016 has been derived from audited financial statements.
(2) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

RECONCILIATION OF NON-GAAP MEASURES

(1)         As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the three and nine month periods ended September 30, 2017. We believe this information is important to enable shareholders and other interested parties to assess the adjusted operational performance of the Company.

Reconciliation of Non-GAAP measures (Unaudited)	Three Months ending September 30, 2017	Nine Months ending September 30, 2017	Nine Months ending September 30, 2016

Net Income (GAAP)	$2,163,187	$10,106,379	$8,824,657
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating Net Income (non-GAAP)	$5,066,099	$13,009,291	$9,354,261

Net income available to common shareholders	$2,163,187	$10,106,379	$8,824,657
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating earnings (non-GAAP)	$5,066,099	$13,009,291	$9,354,261

Earnings per weighted average common shares, basic (GAAP)	$0.18	$0.90	$0.82
Meger-related expenses, net of tax	0.24	0.25	0.04
Operating earnings per weighted average common share basic (non GAAP)	$0.42	$1.15	$0.86

Earnings per weighted average common shares, diluted (GAAP)	$0.18	$0.88	$0.80
Meger-related expenses, net of tax	0.24	0.25	0.05
Operating earnings per weighted average common share basic (non-GAAP)	$0.42	$1.13	$0.85

Summary Operating Results (non-GAAP)
Noninterest expense (GAAP)	$14,640,453	$34,102,034	$30,974,605
Merger-related expenses, gross	3,985,514	3,985,514	661,018
Operating noninterest expense (non-GAAP)	10,654,939	$30,116,520	$30,313,587

Operating efficiency ratio (non-GAAP)	57.21%	59.18%	66.46%

Operating noninterest expense as a % of average assets	1.01%	0.94%	0.80%

Return on average assets
Net income	$2,163,187	$10,106,379	$8,824,657
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating net income (non-GAAP)	$5,066,099	$13,009,291	$9,354,261

Adjusted Return of Average Assets
Return on average assets (GAAP)	0.43	0.73	0.75
Effect to adjust for merger-related expenses, net of tax	0.58	0.21	0.05
Adjusted return on average assets	1.01%	0.94%	0.80%

Return on average common equity
Net income available to common shareholders	$2,163,187	$10,106,379	$8,824,657
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating earnings (non-GAAP)	$5,066,099	$13,009,291	$9,354,261

Adjusted Return on Average Equity
Return on Average Equity (GAAP)	4.26	7.52	8.02
Effect to adjust for merger-related expenses, net of tax	5.72	2.16	0.48
Adjusted return on average common equity (non-GAAP)	9.98%	9.68%	8.50%

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	9/30/2017		6/30/2017		3/31/2017		12/31/2016		9/30/2016
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$2,388,171	1.25%	$1,474,693	1.19%	$1,398,540	1.01%	$1,480,748	0.52%	$1,504,448	0.47%
Investment Securities (2)	223,733,565	3.07%	213,284,562	2.88%	215,900,619	2.86%	212,267,718	2.44%	202,986,618	2.72%
Loans	1,600,429,497	4.54%	1,439,841,120	4.47%	1,382,343,824	4.58%	1,330,488,055	4.62%	1,271,170,965	4.50%
Allowance for Loan Losses	(5,956,956)		(5,780,277)		(6,132,653)		(6,420,517)		(6,145,988)
Total Loans
Net of allowance	1,594,472,541	4.56%	1,434,060,843	4.49%	1,376,211,171	4.61%	1,324,067,538	4.64%	1,265,024,977	4.52%
Total interest-earning assets	1,820,594,277	4.37%	1,648,820,098	4.28%	1,593,510,330	4.37%	1,537,816,004	4.36%	1,469,516,043	4.27%
Noninterest bearing cash	38,671,275		29,113,718		28,795,542		27,124,238		28,168,294
Goodwill and Intangibles	26,317,526		13,045,098		13,238,624		13,438,139		13,639,968
Premises and Equipment	40,923,913		37,054,746		35,256,270		35,957,212		36,486,228
Other Assets	67,286,798		62,896,269		65,100,801		62,642,065		58,198,976
Total Assets	$1,993,793,789		$1,790,929,929		$1,735,901,567		$1,676,977,658		$1,606,009,509

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,142,438,456	0.67%	$1,010,826,579	0.68%	$988,719,394	0.63%	$976,900,133	0.61%	$962,097,781	0.59%
Borrowed Funds	207,268,687	2.09%	241,256,198	1.82%	232,287,588	1.63%	195,628,913	1.70%	152,091,696	1.51%
Total interest-bearing liabilities	1,349,707,143	0.89%	1,252,082,777	0.90%	1,221,006,982	0.82%	1,172,529,046	0.79%	1,114,189,477	0.71%
Noninterest bearing deposits	430,325,956		357,709,853		336,645,712		331,686,582		326,480,191
	1,780,033,099		1,609,792,630		1,557,652,694		1,504,215,628		1,440,669,668

Other Liabilities	12,465,862		11,261,452		10,884,384		17,590,193		15,260,196
Stockholder's Equity	201,294,828		169,875,847		167,364,489		155,171,837		150,079,645
Total Liabilities and Stockholder's Equity	$1,993,793,789		$1,790,929,929		$1,735,901,567		$1,676,977,658		$1,606,009,509

Net interest spread		3.48%		3.38%		3.54%		3.56%		3.56%
Net interest income and Net interest margin(1)	$17,025,836	3.71%	$14,783,859	3.60%	$14,677,622	3.74%	$14,497,216	3.75%	$13,814,036	3.73%

(1)
Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
 (2)
Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending September 30, 2017 and 2016. Fair value accretion for the current quarter and prior four quarters are as follows:

	9/30/2017		6/30/2017		3/31/2017		12/31/2016		9/30/2016
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$28,420	0.01%	$(6,028)	(0.00)%	$9,727	0.00%	$(3,913)	(0.00)%	$12,442	0.00%
Mortgage loans	159,941	0.03	302,687	0.07	285,482	0.07	473,922	0.12	67,300	0.02
Consumer loans	57,514	0.01	5,038	0.00	5,277	0.00	71,118	0.02	12,947	0.00
Interest bearing deposits	88,766	0.02	29,538	0.01	35,036	0.01	45,705	0.01	52,728	0.01
Total Fair Value Accretion	$334,641	0.07%	$331,235	0.08%	$335,522	0.08%	$586,832	0.15%	$145,417	0.03%

(1) Negative accretion on commercial loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	9/30/2017		6/30/2017		3/31/2017		12/31/2016		9/30/2016
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$16,472,476	3.59%	$14,252,645	3.47%	$14,161,389	3.60%	$14,012,459	3.62%	$13,338,986	3.60%
Tax equivalent adjustment
Federal funds sold	177	0.00	25	0.00	11	0.00	4	0.00	4	0.00
Investment securities	267,376	0.06	245,539	0.06	255,220	0.07	253,166	0.07	243,510	0.07
Loans	285,807	0.06	285,650	0.07	261,002	0.07	231,587	0.06	231,536	0.06
Total tax equivalent adjustment	553,360	0.12	531,214	0.13	516,233	0.14	484,757	0.13	475,050	0.13
Tax equivalent interest yield	$17,025,836	3.71%	$14,783,859	3.60%	$14,677,622	3.74%	$14,497,216	3.75%	$13,814,036	3.73%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016

Legacy Loans(1)
Period End Loan Balance	$1,304,530	$1,285,819	$1,241,666	$1,177,232	$1,093,436
Deferred Costs	1,807	1,679	1,520	1,257	1,222
Accruing	1,299,139	1,279,091	1,236,642	1,167,381	1,084,851
Non-accrual	686	659	660	6,090	5,803
Accruing 30-89 days past due	4,705	6,050	4,191	3,742	2,524
Accruing 90 or more days past due	-	19	174	19	259
Allowance for loan losses	5,634	5,807	5,504	6,084	5,967
Other real estate owned	425	747	747	425	425
Net charge offs (recoveries)	198	(21)	1,029	-	(3)

Acquired Loans(2)
Period End Loan Balance	$365,984	$164,986	$179,509	$188,881	$204,126
Deferred Costs	-	-	-	-	-
Accruing	360,858	160,608	174,925	185,631	200,412
Non-accrual(3)	1,214	1,237	466	294	1,545
Accruing 30-89 days past due	3,900	3,138	4,118	2,072	1,284
Accruing 90 or more days past due	107	3	-	884	885
Allowance for loan losses	182	105	106	111	385
Other real estate owned	1,579	2,149	2,149	2,321	1,510
Net charge offs (recoveries)	33	(2)	(3)	357	(25)

Allowance for loan losses as % of held for investment loans	0.35%	0.41%	0.39%	0.45%	0.49%
Allowance for loan losses as % of legacy held for investment loans	0.43%	0.45%	0.44%	0.52%	0.55%
Allowance for loan losses as % of acquired held for investment loans	0.05%	0.06%	0.06%	0.06%	0.19%
Total non-performing loans as a % of held for investment loans	0.12%	0.13%	0.10%	0.53%	0.65%
Total non-performing assets as a % of total assets	0.19%	0.27%	0.24%	0.59%	0.63%

(1)
Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015 and July 28, 2017.
(2)
Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015 from Regal Bank & Trust and on July 28, 2017 for DCB. We originally recorded these loans at fair value upon acquisition.
(3)
These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.